Exhibit 10.20

Deltek Systems, Inc. 13880 Dulles Corner Lane Herndon, VA 20171-4600 703.734.8606 800.456.2009 703.734.0346 FAX

May 26, 2006

Mr. Richard Lowenstein

2179 Wynnton Point

Duluth, Georgia 30097

Dear Rick:

I am pleased to offer you the position of Executive Vice President, Professional Services of Deltek Systems, Inc. (the “Company”). I am very excited about the Company’s future and equally excited at the prospect of your joining our team. The following are the terms and conditions of your offer.

1.	Start Date. We have agreed that you will start working for the Company on June 26, 2006.

2.	Reporting Responsibilities. As Executive Vice President, Professional Services, you will report to me, although, as with all of the Company’s officers, you may also be called on from time to time to give reports to the board of directors of the Company (the “Board”) directly.

3.	Base Salary and Annual Bonus. Your annual base salary will be $250,000, payable in accordance with the Company’s standard payroll policy, and will be reviewed periodically. You will have an annual bonus target of $150,000. Bonuses will be paid quarterly, based on satisfaction of actual performance against agreed targets, and your actual bonuses may be more than or less than your annual bonus target. All payments to you by the Company will be subject to any required withholding of taxes.

4.	Other Benefits. You will be provided with the Company’s standard benefits package in effect from time to time, which currently includes medical coverage, 401(k) plan participation and four weeks of paid vacation. You will be reimbursed pursuant to the Company’s expense reimbursement policy in effect from time to time for the covered business expenses that you incur in connection with your service to the Company.

5.	Relocation Expenses. The Company shall pay or reimburse you for all reasonable expenses that you incur in relocating to the Washington, D.C.

metropolitan area and for the cost of any temporary housing in the Washington, D.C. metropolitan area for the Executive during such period of relocation. Such expenses may include transportation of belongings to the Washington, D.C. metropolitan area; storage space (if necessary); house-hunting trips; brokers fees; set-up costs of telephone, cable and broadband; and airfare and lodging for family. Such payments and/or reimbursements shall be made as soon as practicable after the submission to the Company of covered expenses.

6.	Insurance; Indemnification. From and after your start date and for so long as the Company maintains any directors and officers liability insurance policy, you will be provided in respect of your service to the Company with the same coverage under such policy as is provided to other directors or officers of the Company in respect of their service to the Company. In addition, from and after your start date, the Company will indemnify you to the maximum extent permitted under applicable law and/or the Company’s charter or by-laws to the extent that such indemnification is provided to other directors or officers of the Company. Such coverage and indemnification will be provided, to the extent that you are entitled thereto, without regard to your termination of employment.

7.	Stock Options. On or as soon as practicable after your start date and upon approval of the Board, the Company will grant you an option to purchase 125,000 shares of common stock, par value $0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged) (the “Common Stock”), with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the Board). These options will vest in 25% increments annually over four years from your start date, will be granted pursuant to the Company’s 2005 Stock Option Plan and will be evidenced by a Stock Option Agreement in the form customarily used by the Company for its employees, a copy of which has been provided to you; provided, however, that, notwithstanding Section 4 of the Stock Option Agreement, if your employment is terminated on the date of or within two years following a Change in Control either by the Company or its successor without Cause or by you for Good Reason, these options will become vested and exercisable in full to the extent then unexercisable. For purposes of this letter, “Change in Control” will have the meaning set forth on Annex A hereto.

8.	At-Will Employment; Severance. You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within two years following a Change in Control either by the Company or its successor without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the date of termination for twelve months thereafter, (2) pay you a pro rata portion of your bonus for the period in which you are terminated (as computed under the Company’s or its successor’s bonus programs in effect immediately prior to the termination), if any, which bonus shall be determined based on the actual results of the Company for the applicable bonus period, and your pro rata share of any such bonus shall be based upon the percentage of the applicable bonus period that you were employed by the Company, and (3) continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the applicable severance period in accordance with the Company’s standard payroll practices with respect to active employees but not less frequently than monthly. The payment of a pro rata portion of your bonus (if any) will be paid in a lump sum at such time as bonuses are generally paid to executives during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then (i) payment of the installments of the salary continuation severance payment will commence upon the earliest date that complies with Section 409A without the imposition of the excise tax, and the first such installment will include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment, and (ii) the bonus award severance payment will be paid upon the earliest date that complies with Section 409A without the imposition of the excise tax. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth in this section 7 is conditioned upon: (x) your continued compliance with your obligations under the Noncompetition Agreement, the form of which is attached hereto as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Annex C.

For purposes of this letter, “Cause” and “Good Reason” will have the meanings set forth on Annex B hereto.

9.	Employee Covenants. As a condition of your employment, not later than your start date, you will execute and deliver the Company’s form of Noncompetition Agreement, which is attached hereto as Annex B.

If the foregoing terms and conditions are consistent with your understanding, please sign this letter below and return a copy to me. Rick, I am confident that you will be a valuable addition to our team, and I look forward to working with you.

Very truly yours,

DELTEK SYSTEMS, INC.

/s/ Kevin Parker
By:	Kevin Parker
Its:	President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Richard Lowenstein
Richard Lowenstein